EXHIBIT 99.1

ASURE SOFTWARE, INC. ANNOUNCES
CLOSING OF PUBLIC OFFERING OF COMMON STOCK

AUSTIN, Texas – August 21, 2023 – Asure Software, Inc. (NASDAQ: ASUR), a leading provider of cloud-based Human Capital Management (HCM) software solutions, today closed its previously announced underwritten public offering. In the offering, Asure sold 3,333,333 newly issued shares of its common stock at the public offering price of $12.00 per share. Gross proceeds to Asure were approximately $40 million, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by Asure.

Asure intends to use the net proceeds received from the sale of its common stock for general corporate purposes. Asure may use a portion of the net proceeds from this offering to (1) acquire or invest in complementary businesses, assets or technologies, although Asure has not entered into any definitive agreement with respect to any specific acquisitions or investments at this time and (2) repay its outstanding indebtedness under its Loan and Security Agreement, dated September 10, 2021, as amended, with Structural Capital Investments III, LP and Ocean II PLO LLC, as administrative and collateral agent for the lenders, although Asure has not made any decision to repay such indebtedness at this time.

Stifel and Craig-Hallum acted as joint book-running managers and Roth Capital Partners, Barrington Research and Northland Capital Markets acted as co-managers.

The offering was made pursuant to an effective shelf registration statement that Asure filed with the Securities and Exchange Commission (SEC). A final prospectus supplement describing the terms of the offering has been filed with the SEC and is available for free on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com; or Craig-Hallum Capital Group LLC, Attention: Equity Capital Markets, 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, by telephone at (612) 334-6300 or by e-mail at prospectus@chlm.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of Asure being offered, and shall not constitute an offer, solicitation or sale of any security in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Forward-Looking Statements

The forward-looking statements in this press release, including with respect to the offering and the intended use of proceeds of the offering, are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those indicated by forward-looking statements because of various risks and uncertainties, including those described in the prospectus supplement and the accompanying prospectus and in Asure’s other filings and reports filed with the SEC. When used in this press release, the words “may,” “could,” “believes,” “plans,” “expects,” “will,” “intends,” “estimates” and “anticipates” and similar expressions are intended to identify forward-looking statements. Except as required by law, Asure is not obligated to update any forward-looking statements to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:

Randal Rudniski

Vice President, Financial Planning & Analysis and Investor Relations

(512) 859-3562

randal.rudinski@asuresoftware.com